Exhibit 10.1

AMENDMENT NO.2 TO THE

AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 (this “Amendment”) is made as of April 20, 2015 by and among Mavenir Systems, Inc., a Delaware corporation (the “Company”), Mitel Networks Corporation, a Canadian corporation (“Parent”), and Roadster Subsidiary Corporation, a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”) to amend that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of February 28, 2015 and amended by Amendment No. 1 dated as of April 10, 2015, by and among the Company, Parent and Merger Sub. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Merger Agreement.

WHEREAS, pursuant to Section 11.02 of the Merger Agreement, the Merger Agreement may be amended, modified and supplemented in any and all respects by written agreement of the Parties at any time prior to the Closing Date with respect to any of the terms contained therein (subject to certain limitations as set forth therein); and

WHEREAS, each of the Company, Parent and Merger Sub believes that it is in their mutual best interests to amend the Merger Agreement as described below.

NOW, THEREFORE, in consideration of the mutual agreements and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and Merger Sub hereby amend the Merger Agreement as follows:

1. Amendment to Section 6.02(b). Each of clauses (i), (ii) and (iii) and the last sentence of Section 6.02(b) of the Merger Agreement shall be amended and restated in their entirety as follows (deleted language stricken-through; added language italicized and underscored):

“ (i) the Company Board provides Parent at least ~~four (4)~~ one (1) Business ~~Days’~~ Day’s prior written notice of its intention to take such action (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Company Adverse Recommendation Change), which notice shall include, as applicable, (A) the information with respect to the Superior Proposal that is specified in Section 6.02(b), as well as a copy of such Acquisition Proposal and any related Alternative Acquisition Agreement, or (B) the facts and circumstances in reasonable detail of the Intervening Event;

(ii) during the ~~four (4)~~ one (1) Business ~~Days~~ Day following such written notice described in the foregoing clause (i) ~~(or such shorter period as is specified in this Section 6.02(b) below)~~, the Company Board and its Representatives have negotiated in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of this Agreement that may, at Parent’s sole discretion, be proposed by Parent in response to such Superior Proposal or Intervening Event, as applicable; provided, that, for the sake of clarity, nothing in this clause (ii) shall in any way obligate the Company Board to refrain from making a Company Adverse Recommendation Change and, if applicable, authorizing the Company to enter into any Alternative Acquisition Agreement, in accordance with the terms of this Agreement; and

(iii) at the end of the ~~four (4)~~ one (1) Business Day period described in the foregoing clause (i), the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed and irrevocably committed to in writing by Parent), that, as applicable (A) the Acquisition Proposal continues to be a Superior Proposal or (B) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that the failure to make such Company Adverse Recommendation Change would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law.

~~Any material amendment or modification to any Superior Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.02, and the Company shall promptly (but in any event within 24 hours of occurrence) notify Parent of any such new Acquisition Proposal and the Parties shall comply with the provisions of this Section 6.02(b) with respect thereto; provided, however, that the “matching period” set forth above shall in such circumstance expire on the later of two (2) Business Days after the Company Board provides written notice of such new Acquisition Proposal to Parent and the end of the original four (4) Business Day period described in clause (ii) above; provided, further, in~~ In the event there is a Company Adverse Recommendation Change made in compliance with this Section 6.02(b) with respect to a Superior Proposal, the Company shall only enter into an Alternative Acquisition Agreement with respect thereto by terminating this Agreement in accordance with Section 10.01(g). ”

2. Amendment to Section 10.03(a). The definition of “Termination Fee” in Section 10.03(a) of the Merger Agreement shall be amended by deleting the reference to “$20,625,000” and replacing it with “$8,400,000”.

3. Effectiveness. This Amendment shall be effective and binding and the Merger Agreement shall be deemed amended upon its execution by all of the Parties. Except as expressly amended by Sections 1 and 2 of this Amendment, all terms and provisions of the Merger Agreement shall be unmodified and remain in full force and effect. On and after the date hereof, each reference to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby, and this Amendment and the Merger Agreement shall be read together and construed as a single instrument.

4. Miscellaneous. The following provisions of the Merger Agreement are hereby incorporated by reference herein, mutatis mutandis: Section 11.05 (Notices); Section 11.06 (Counterparts; Effectiveness); Section 11.08 (Severability); Section 11.10 (Governing Law; Exclusive Jurisdiction); Section 11.11 (Remedies; Enforcement); and Section 11.13 (Waiver of Jury Trial).

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

MAVENIR SYSTEMS, INC.

By:	/s/ Terry Hungle
	Name:	Terry Hungle
	Title:	Chief Financial Officer

MITEL NETWORKS CORPORATION

By:	/s/ Greg Hiscock
	Name:	Greg Hiscock
	Title:	Secretary

ROADSTER SUBSIDIARY CORPORATION

By:	/s/ Greg Hiscock
	Name:	Greg Hiscock
	Title:	Secretary

[Signature Page to Amendment No. 2 to the Agreement and Plan of Merger]